Exhibit 4.6

PLEDGE SUPPLEMENT

        This PLEDGE SUPPLEMENT, dated June 30, 2003, is delivered by MSW Energy Hudson LLC, a Delaware limited liability company (the "New Grantor"), pursuant to the Pledge and Security Agreement, dated as of June 25, 2003 (as it may be from time to time amended, restated, modified or supplemented, the "Security Agreement"), among MSW Energy Holdings LLC, a Delaware limited liability company ("MSW Holdings"), MSW Energy Finance Co., Inc. ("MSW Finance" and, together with MSW Holdings, the "Company"), and Wells Fargo Bank Minnesota, National Association, as the Collateral Agent. Capitalized terms used herein not otherwise defined herein shall have the meanings ascribed thereto in the Security Agreement.

        New Grantor hereby confirms the grant to the Collateral Agent set forth in the Security Agreement of, and does hereby grant to the Collateral Agent, a security interest in all of New Grantor's right, title and interest in and to all Collateral to secure the Secured Obligations and New Grantor's guarantee of the Notes or the obligations of the Company under the Indenture, in each case, whether now or hereafter existing or in which New Grantor now has or hereafter acquires an interest and wherever the same may be located. From and after the date hereof, New Grantor shall be a "Grantor" for all purposes of the Security Agreement. New Grantor hereby makes, as of the date hereof, all of the representations and warranties set forth in the Security Agreement, except that the New Grantor's interest in Duke/UAE Ref-Fuel LLC is subject to the restrictions on transfer and right of first offer set forth in Sections 11.1 and 11.2 of the Amended and Restated Limited Liability Company Agreement of Duke/UAE Ref-Fuel LLC, as amended. New Grantor represents and warrants that the attached Supplements to Schedules attached as Exhibit A hereto accurately and completely set forth all additional information required pursuant to the Security Agreement and hereby agrees that such Supplements to Schedules shall constitute part of the Schedules to the Security Agreement.

        Any notice or other communication shall be sent to New Grantor at the address set forth below:

    MSW Energy Hudson LLC
    c/o AIG Highstar Capital, L.P.
    175 Water Street, 26th Floor
    New York, New York 10038
    Fax No.: (212) 458-2222
    Attention: Michael Miller

    and

    c/o DLJ Merchant Banking Partners
    Eleven Madison Avenue, 16th Floor
    New York, New York 10010-3629
    Fax No.: (646) 935-7043
    Attention: Daniel Clare

        New Grantor hereby irrevocably appoints the Collateral Agent as New Grantor's attorney-in-fact, with full authority in the place and stead of New Grantor and in the name of New Grantor, and hereby agrees to be bound by all of the terms, provisions and obligations contained in Section 6 of the Security Agreement.

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        IN WITNESS WHEREOF, New Grantor has caused this Pledge Supplement to be duly executed and delivered by its duly authorized officer as of this 30thday of June, 2003.

MSW ENERGY HUDSON LLC
By:	MSW Energy Holdings, LLC, its Sole Member
By:	/s/ MICHAEL J. MILLER Name: Michael J. Miller Title: Chief Executive Officer